Exhibit 99

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

May 5, 2015

Wisconsin Energy posts 2015 first quarter results

•	Adjusted first quarter earnings were 90 cents a share

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income of $195.8 million or 86 cents a share for the first quarter of 2015. This compares to net income of $207.6 million or 91 cents a share for the first quarter of 2014.

Costs related to the acquisition of Integrys Energy reduced earnings by 4 cents a share in the most recent quarter. Excluding the effect of this item, adjusted earnings for the first quarter of 2015 were 90 cents a share.

First quarter 2015 revenues totaled $1.39 billion. Revenues were $1.70 billion in the first quarter of 2014 - driven by the polar vortex and higher spot market prices for natural gas.

“While this winter was colder than normal, we did not experience the extreme conditions that persisted throughout the winter months last year,” said Gale Klappa, chairman and chief executive officer. “However, the second month of this year was actually colder than February of 2014, and we delivered more natural gas to our retail customers this February than during any other February in history - exceeding the previous record by 5.5 percent.

“Overall, the quarter was marked by high reliability and effective cost controls. In addition, we continued to see an uptick in customer growth, particularly in our natural gas distribution business,” Klappa said.

At the end of March 2015, the company was serving nearly 9,800 more natural gas customers and approximately 6,100 more electric customers than a year ago.

On a weather-normal basis for the latest quarter, electricity use by large commercial and industrial customers increased by 0.6 percent. Weather normal consumption of electricity by small commercial and industrial customers was flat, while residential electricity use declined by 3.1 percent.

Earnings per share listed in this news release are on a fully diluted basis.

Conference call
A conference call is scheduled for 1 p.m. Central time on May 5, 2015. The presentation will review 2015 first quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing
866-439-9410 up to 15 minutes before the call begins. International callers may dial
706-643-5658. The conference ID is 20191671. Access also may be gained through the company's website (wisconsinenergy.com). Select 'First Quarter Earnings Release and Conference Call' and then select 'Go to webcast.' In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its first quarter performance. The materials will be available at 6:30 a.m. Central time on May 5, 2015.

Replay
A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website by 5 p.m. Central time on May 5, 2015. Access to a phone replay also will be available after the presentation and remain accessible through May 19, 2015. Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 20191671.

Non-GAAP Earnings Measures
Adjusted earnings (non-GAAP earnings), which generally exclude nonoperational items that are not associated with the company’s ongoing operations, are provided as a complement to, and should not be considered as an alternative to, reported earnings presented in accordance with GAAP. The excluded items are not indicative of the company’s operating performance. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors to understand Wisconsin Energy’s operating performance. Management uses such measures internally to evaluate the company’s performance and manage its operations.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and approximately 1.1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy (wisconsinenergy.com), a component of the S&P 500, has more than $15 billion of assets, 4,300 employees and approximately 40,000 stockholders of record.

Tables follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31
	2015	2014
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,387.9	$1,695.0

Operating Expenses
Fuel and purchased power	297.7	318.6
Cost of gas sold	316.2	591.5
Other operation and maintenance	280.7	275.4
Depreciation and amortization	105.1	100.6
Property and revenue taxes	31.9	30.6
Total Operating Expenses	1,031.6	1,316.7

Treasury Grant	2.5	3.5

Operating Income	358.8	381.8

Equity in Earnings of Transmission Affiliate	16.1	17.3
Other Income, net	3.0	1.1
Interest Expense, net	59.7	62.3

Income Before Income Taxes	318.2	337.9

Income Tax Expense	122.4	130.3

Net Income	$195.8	$207.6

Earnings Per Share
Basic	$0.87	$0.92
Diluted	$0.86	$0.91

Weighted Average Common Shares Outstanding (Millions)
Basic	225.5	225.8
Diluted	227.3	227.7

Dividends Per Share of Common Stock	$0.4225	$0.39

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2015	December 31, 2014
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$11,316.0	$11,257.7

Investments
Equity investment in transmission affiliate	431.1	424.1
Other	33.0	32.8
Total Investments	464.1	456.9

Current Assets
Cash and cash equivalents	65.2	61.9
Accounts receivable, net	437.3	352.1
Accrued revenues	221.6	291.3
Materials, supplies and inventories	289.7	400.6
Current deferred tax asset, net	170.3	242.7
Prepayments and other	142.3	186.8
Total Current Assets	1,326.4	1,535.4

Deferred Charges and Other Assets
Regulatory assets	1,270.0	1,271.2
Goodwill	441.9	441.9
Other	317.2	200.3
Total Deferred Charges and Other Assets	2,029.1	1,913.4
Total Assets	$15,135.6	$15,163.4

Capitalization and Liabilities

Capitalization
Common equity	$4,510.6	$4,419.7
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,169.2	4,186.4
Total Capitalization	8,710.2	8,636.5

Current Liabilities
Long-term debt due currently	426.8	424.1
Short-term debt	563.0	617.6
Accounts payable	291.9	363.3
Accrued payroll and benefits	58.8	95.1
Other	219.8	168.6
Total Current Liabilities	1,560.3	1,668.7

Deferred Credits and Other Liabilities
Regulatory liabilities	820.3	830.6
Deferred income taxes - long-term	2,942.4	2,906.7
Deferred revenue, net	604.7	614.1
Pension and other benefit obligations	203.5	203.8
Other	294.2	303.0
Total Deferred Credits and Other Liabilities	4,865.1	4,858.2
Total Capitalization and Liabilities	$15,135.6	$15,163.4

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31
	2015	2014
	(Millions of Dollars)
Operating Activities
Net income	$195.8	$207.6
Reconciliation to cash
Depreciation and amortization	108.2	103.7
Contributions to qualified benefit plans	(100.0)	—
Deferred income taxes and investment tax credits, net	106.6	111.6
Working capital and other	19.1	(37.8)
Cash Provided by Operating Activities	329.7	385.1

Investing Activities
Capital expenditures	(149.5)	(129.2)
Investment in transmission affiliate	(1.3)	(3.9)
Other, net	(5.5)	(6.0)
Cash Used in Investing Activities	(156.3)	(139.1)

Financing Activities
Common stock repurchased under benefit plans, net	(15.0)	(18.8)
Common stock repurchased under repurchase plan	—	(18.6)
Dividends paid on common stock	(95.3)	(88.1)
Change in debt, net	(63.9)	(124.1)
Other, net	4.1	5.2
Cash Used in Financing Activities	(170.1)	(244.4)

Change in Cash	3.3	1.6

Cash at Beginning of Period	61.9	26.0

Cash at End of Period	$65.2	$27.6